Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Springview Holdings Ltd

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A ordinary shares, par value $0.0008 per share ("Class A Shares")	(1)	Other	400,000	$2.5250	$1,010,000.00	0.0001381	$139.48

Total Offering Amounts:						$1,010,000.00		139.48
Total Fee Offsets:								0.00
Net Fee Due:								$139.48

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Offering Note(s)

(1)	Calculated solely for purposes of determining the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, on the basis of the average of the high and low prices of the Class A Shares as reported on The Nasdaq Capital Market on April 29, 2026, a date within five business days prior to the filing of this Registration Statement. Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of additional Class A Shares as may be issued in connection with share splits, share dividends or similar transactions effected without receipt of consideration that increase the number of outstanding Class A Shares.